                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                              --------------------------

                                     SCHEDULE 13G
                                    (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)
                                  (AMENDMENT NO. __)(1)


                                    CARDIMA, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      00014147M1
--------------------------------------------------------------------------------
                                    (CUSIP Number)


--------------------
1    THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING
PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO. 00014147M1                  13G                    Page 2 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Kleiner Perkins Caufield & Byers VI, L.P., a
           California Limited Partnership ("KPCB VI")
           94-3157816


  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)/ /  (b)/X/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership

                 5   SOLE VOTING POWER
    NUMBER                                                               -0-
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY                                                        934,735
   OWNED BY
   REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON                                                               -0-
     WITH
                 8   SHARED DISPOSITIVE POWER
                                                                     934,735

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                         / /

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                          PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00014147M1                  13G                    Page 3 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           KPCB VI Associates, L.P., a California
           Limited Partnership ("KPCB VI Associates") 94-3158010

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)/ /  (b)/X/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership


                 5   SOLE VOTING POWER
    NUMBER                                                               -0-
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        934,735 shares Directly held by KPCB VI.  KPCB VI
   OWNED BY          Associates is the general partner of KPCB VI.
   REPORTING
    PERSON       7   SOLE DISPOSITIVE POWER
     WITH                                                                -0-
                 8   SHARED DISPOSITIVE POWER
                     934,735 shares directly held by
                     KPCB VI.  KPCB VI Associates is
                     the general partner of KPCB VI.

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                                934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                          PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00014147M1                    13G                  Page 4 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Brook H. Byers

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)/ /  (b)/X/

  3   SEC USE ONLY

  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                 5   SOLE VOTING POWER
    NUMBER                                                               -0-
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        934,735 shares directly held by KPCB VI. KPCB VI
   OWNED BY          Associates is the general partner of KPCB VI.  Mr.
     WITH            Byers is a general partner of KPCB VI Associates. Mr.
                     Byers disclaims beneficial ownership of shares held by KPCB VI.

                 7   SOLE DISPOSITIVE POWER
                                                                         -0-
                 8   SHARED DISPOSITIVE POWER
                     934,735 shares directly held by KPCB VI.  KPCB VI
                     Associates is the general partner of KPCB VI.  Mr.
                     Byers is a general partner of KPCB VI Associates.  Mr.
                     Byers disclaims beneficial ownership of shares held by KPCB VI.

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                         / /

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                          IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00014147M1                       13G               Page 5 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           L. John Doerr

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                 5   SOLE VOTING POWER
    NUMBER                                                               -0-
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        934,735 shares directly held by KPCB VI.  KPCB VI
   OWNED BY          Associates is the general partner of KPCB VI.  Mr.
   REPORTING         Doerr is a general partner of KPCB VI Associates.  Mr.
    PERSON           Doerr disclaims beneficial ownership of shares held by
     WITH            KPCB VI.

                 7   SOLE DISPOSITIVE POWER
                                                                         -0-

                 8   SHARED DISPOSITIVE POWER
                     934,735 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI. Mr. Doerr is a general partner of KPCB VI Associates. Mr. Doerr disclaims beneficial ownership of shares held by KPCB VI.

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                         IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00014147M1                  13G                    Page 6 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Vinod Khosla

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                 5   SOLE VOTING POWER
    NUMBER                                                             - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        934,735 Shares directly held by KPCB VI.  KPCB VI
   OWNED BY          Associates is the general partner of KPCB VI.  MR.
   REPORTING         Khosla is a general partner of KPCB VI Associates.
    PERSON           Mr. Khosla disclaims beneficial ownership of shares
     WITH            held by KPCB VI.

                 7   SOLE DISPOSITIVE POWER
                                                                       - 0 -

                 8   SHARED DISPOSITIVE POWER
                     934,735 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI. Mr. Khosla is a general partner of KPCB VI Associates. Mr. Khosla disclaims beneficial ownership of shares Held by KPCB VI.

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                          IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00014147M1                   13G                   Page 7 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Joseph Lacob

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)/ /  (b) /X/

  3   SEC USE ONLY

  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                 5   SOLE VOTING POWER
    NUMBER                                                             - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY         934,735 shares directly held BY KPCB VI.  KPCB VI
   OWNED BY           Associates is the general partner of KPCB VI.  Mr.
   REPORTING          Lacob is a general partner of KPCB VI Associates.  Mr.
    PERSON            Lacob disclaims beneficial ownership of shares held by
     WITH             KPCB VI.

                 7   SOLE DISPOSITIVE POWER
                                                                       - 0 -

                 8   SHARED DISPOSITIVE POWER
                     934,735 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI. Mr. Lacob is a general partner of KPCB VI Associates. Mr. Lacob disclaims beneficial ownership of shares held by KPCB VI.

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                          IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00014147M1                      13G                Page 8 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Bernard Lacroute

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

  3   SEC USE ONLY

  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                 5   SOLE VOTING POWER
    NUMBER                                                             - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        934,735 shares directly held by KPCB VI.  KPCB VI
   OWNED BY          Associates is the general partner of KPCB VI.  Mr.
   REPORTING         Lacroute is a general partner of KPCB VI Associates.
    PERSON           Mr. Lacroute disclaims beneficial ownership of shares
     WITH            held by KPCB VI.

                 7   SOLE DISPOSITIVE POWER
                                                                       - 0 -

                 8   SHARED DISPOSITIVE POWER
                     934,735 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI. Mr. Lacroute is a general partner of KPCB VI Associates. Mr. Lacroute disclaims beneficial ownership of shares held by KPCB VI.


  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                          IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00014147M1                    13G                  Page 9 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           James Lally

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                 5   SOLE VOTING POWER
    NUMBER                                                             - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        934,735 shares directly held by KPCB VI.  KPCB VI
   OWNED BY          Associates is the general partner of KPCB VI.  Mr.
   REPORTING         Lally is a general partner of KPCB VI Associates.  Mr.
    PERSON           Lally disclaims beneficial ownership of shares held by
     WITH            KPCB VI.

                 7   SOLE DISPOSITIVE POWER
                                                                       - 0 -

                 8   SHARED DISPOSITIVE POWER
                     934,735 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI. Mr. Lally is a general partner of KPCB VI Associates. Mr. Lally disclaims beneficial ownership of shares held by KPCB VI.

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                         / /

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                          IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00014147M1                  13G                    Page 10 of 18 Pages

  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           E. Floyd Kvamme

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /   (b) /X/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                 5   SOLE VOTING POWER
    NUMBER                                                             - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        934,735 shares directly held by KPCB VI.  KPCB VI
   OWNED BY          Associates is the general partner of KPCB VI.  Mr.
   REPORTING         Kvamme is a general partner of KPCB VI Associates.
    PERSON           Mr. Kvamme disclaims beneficial ownership of shares
     WITH            held by KPCB VI.

                 7   SOLE DISPOSITIVE POWER
                                                                       - 0 -

                 8   SHARED DISPOSITIVE POWER
                     934,735 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI. Mr. Kvamme is a general partner of KPCB VI Associates. Mr. Kvamme disclaims beneficial ownership of shares held by KPCB VI.

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON
                                                                     934,735

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                         / /

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.5%

 12  TYPE OF REPORTING PERSON*
                                                                          IN


                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 18 Pages

ITEM 1(a)      NAME OF ISSUER:

               Cardima, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               47266 Benicia Street
               Fremont, CA 94538

ITEM 2(a)-(c)  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

               This statement is being filed by KPCB VI Associates, L.P., a California limited partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VI Associates are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates indirect, beneficial ownership of the shares of Common Stock of Cardima, Inc. held directly by KPCB VI (the "Shares") and, with respect to the general partners of KPCB VI Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VI, and KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

                                                             Page 12 of 18 Pages

ITEM 2(e)      CUSIP NUMBER:

               00014147M1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4.        OWNERSHIP.

               See items 5-11 of cover pages hereto.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Cardima, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

                                                             Page 13 of 18 Pages

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATION.

               Not Applicable

                                                             Page 14 of 18 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1998




                                 KPCB VI ASSOCIATES, L.P.,
                                 A CALIFORNIA LIMITED PARTNERSHIP


                                 By: /s/ Brook H. Byers
                                     ----------------------------------
                                     A General Partner

                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH S. LACOB
                                 BERNARD J. LACROUTE
                                 JAMES P. LALLY


                                 By: /s/ Michael S. Curry
                                     ------------------------------------
                                     Michael S. Curry
                                     Attorney-in-Fact


                                 KLEINER PERKINS CAUFIELD &
                                 BYERS VI, L.P., A CALIFORNIA
                                 LIMITED PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: /s/ Brook H. Byers
                                     -------------------------------------
                                     A General Partner

                                                          Page 15 of 18 Pages

                                    EXHIBIT INDEX


                                                             Found on
                                                           Sequentially
Exhibit                                                   Numbered Page
-------                                                   -------------

Exhibit A:  Agreement of Joint Filing                           16

Exhibit B:  List of General Partners of KPCB VI Associates      17

                                                          Page 16 of 18 Pages

                                      EXHIBIT A


                              AGREEMENT OF JOINT FILING


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the 934,735 Shares of Common Stock of Cardima, Inc., held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and with respect to the general partners, such other holdings as are reported therein.


Date:  February 10, 1998




                                 KPCB VI ASSOCIATES, A CALIFORNIA
                                 LIMITED PARTNERSHIP


                                 By:/s/ Brook H. Byers
                                    -----------------------------------------
                                    A General Partner

                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH S. LACOB
                                 BERNARD J. LACROUTE
                                 JAMES P. LALLY


                                 By: /s/ Michael S. Curry
                                     ----------------------------------------
                                     Michael S. Curry
                                     Attorney-in-Fact

                                 KLEINER PERKINS CAUFIELD &
                                 BYERS VI, L.P., A CALIFORNIA LIMITED
                                 PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: /s/ Brook H. Byers
                                     ---------------------------------------
                                     A General Partner

                                                          Page 17 of 18 Pages

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


     Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address; and (c) citizenship.


1.   (a)    Brook H. Byers
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

2.   (a)    Vinod Khosla
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

3.   (a)    E. Floyd Kvamme
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

4.   (a)    L. John Doerr
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

5.   (a)    Joseph S. Lacob
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

                                                          Page 18 of 18 Pages

6.   (a)    Bernard J. Lacroute
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

7.   (a)    James P. Lally
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen